Exhibit 99.1

PRESS RELEASE

UNION BANCORP, INC. SHAREHOLDERS APPROVE AGREEMENT AND PLAN OF CONSOLIDATION WITH RIVERVIEW FINANCIAL CORPORATION

For Further Information, please contact:

Mark F. Ketch, Chief Executive Officer

Union Bancorp, Inc.

25 South Centre Street

Pottsville, PA 17901

(570) 622-2060

October 24, 2013

FOR IMMEDIATE RELEASE

Union Bancorp, Inc. (“Union”) (OTCQB: UBPT), the holding company for Union Bank & Trust Company, has announced that Union shareholders overwhelmingly approved on October 22, 2013 the consolidation of Union with Riverview Financial Corporation (“Riverview”) (OTCQB: RIVE), the holding company for Riverview Bank, into a new corporation to be called Riverview Financial Corporation. Union shareholders approved the consolidation with an affirmative vote of 86.6% of all outstanding shares.

In connection with the consolidation, Union Bank & Trust Company will merge with Riverview Bank. Following the bank merger, Riverview Bank will have approximately $450 million in total assets and banking offices in Cumberland, Dauphin, Northumberland, Perry and Schuylkill Counties.

Mark F. Ketch, President and Chief Executive Officer of Union, commented “We are extremely pleased with the results of the vote. The consolidation will allow us to provide additional products and services to our customers while maintaining our commitment to local decision-making, customer satisfaction and common sense.”

Under the terms of the consolidation, shareholders of Union will receive 1.95 shares of common stock of the new Riverview Financial Corporation and shareholders of Riverview will receive 1.00 shares of common stock of the new Riverview Financial Corporation for each share of Riverview common stock that they own.

The transaction is anticipated to close October 31, 2013.

About Union Bancorp, Inc.

Union Bancorp, Inc. is the parent company of Union Bank and Trust Company, which operates 6 full service banking offices and 1 dedicated trust and commercial banking office in Schuylkill and Northumberland Counties.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that the proposed transaction may not be completed, anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the combined companies’ financial services and products may not occur, technological developments, ineffectiveness of business strategy due to changes in current or future market conditions; the effects of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. Union does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of it.